Exhibit 10.5

AMENDMENT TO SECURED PROMISSORY NOTE

$460,000	Bakersfield, California

August 28, 2003

Reference is made to that certain Secured Promissory Note, dated June 13, 2003, made by VIDEO CITY INC., a Delaware corporation (“Maker” or “the Company”), in favor of                      (“Payee”), for the principal sum of $460,000 (the “Note”). Maker and Payee have agreed to extend the maturity date of the Note and to otherwise amend the Note pursuant to this Amendment to Secured Promissory Note (“Amendment”):

1. Amendment. Section 2 of the Note shall be amended and restated in its entirety as follows:

2. Payment of Principal and Interest. Principal shall be payable in lawful money of the United States in immediately available funds, without deduction or offset, in one installment of $460,000 on October 16, 2003 (the “Maturity Date”), plus accrued but unpaid interest, plus an extension fee of $9,200.00.

2. Interest. Notwithstanding the amendment of Section 2 of the Note as set forth above, any accrued interest payment, that otherwise would have been due on August 29, 2003 under the Note, will bear like interest as principal pursuant to Section 3 of the Note from August 29, 2003 to the date of receipt by Payee of all amounts owing under the Note, as amended hereby.

3. Interpretation. In the event of any conflict between the provisions of the Note and the provisions of this Amendment, the provisions of this Amendment shall control. Except as expressly amended hereby, the Note shall remain in full force and effect and is hereby ratified and confirmed.

4. Partial Invalidity. If any provision of this Amendment is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Amendment shall be deemed valid and enforceable to the extent possible.

5. Counterparts. This Amendment may be executed in any number of counterparts (including any facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Maker and Payee have executed this Amendment as of the date first above written at Bakersfield, California.

VIDEO CITY, INC., a Delaware corporation

/s/ ROBERT Y. LEE
Robert Y. Lee
Chairman of the Board

/s/

By:
Its: